EXHIBIT 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.
Elects John L. Atkins, III
to the Company’s Board of Directors

PASADENA, CA. — March 7, 2007 — Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced that its Board of Directors appointed John L. Atkins, III as a director.  His term will run until the 2007 annual meeting of stockholders of the Company.  The Board of Directors of the Company has determined that Mr. Atkins is an independent director pursuant to the policies of the New York Stock Exchange.

Mr. Atkins co-founded and is Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA, a multidisciplinary design firm that has built a unique niche in designing and planning research and development laboratories.  Under Mr. Atkins’ leadership, O’Brien/Atkins’ science and technology team has designed biotechnology/pharmaceutical/biomanufacturing space. Among its clients are leading pharmaceutical, biotechnology and academic institutions.  Mr. Atkins currently serves as a member of the board, executive committee and treasurer of the North Carolina Biotechnology Center. He is also a board member of the North Carolina Railroad Company.  Mr. Atkins is a past President of the North Carolina Board of Architecture and was elevated in 1991 to the American Institute of Architects’ College of Fellows, an honor only five percent of architects receive.  Mr. Atkins is a licensed architect and holds a Bachelor of Architecture from North Carolina State University and a Master of Regional Planning from the University of North Carolina at Chapel Hill.

“We are very honored and pleased to welcome John to our board,” said Joel S. Marcus, Chief Executive Officer of Alexandria Real Estate Equities.  “John’s experience and expertise regarding the complexities involved in designing and developing office/laboratory space is considerable. We look forward to continuing to benefit from his guidance now as a board member.”

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission.

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